UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-A
_____________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MIT HOLDING INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5068090
(State or Other Jurisdiction of	(I.R.S. Employer I.D. No.)
incorporation or organization)

37 W. FAIRMONT AVE., SUITE 202 SAVANNAH, GA 31406
(Address of Principal Executive Offices)

Issuer's Telephone Number: (912) 925-1905

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: _______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.000001 per share.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

MIT HOLDING INC.  is authorized to issue 250,000,000 shares of Common Stock, $.000001 par value per share. Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders.  There is no cumulative voting in the election of directors.  Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities.  The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments.  There are no redemption or sinking fund provisions applicable to the Common Stock.  The Common Stock currently outstanding is validly issued, fully paid and non-assessable.

The Common Stock being registered includes 9,738,860 shares of Common Stock issuable upon conversion of certain shares of Series A Preferred Stock and 9,738,860 shares fo Common Stock issuable upon exercise of certain Common Stock purchase warrants.  The terms of such preferred stock and warrants are described in the Company’s Registration Statement on Form SB-2 (File No. 333-144294) that was declared effective by the Securities and Exchange Commission on August 13, 2007.

Item 2.  Exhibits

3-a           Amended Articles of Incorporation of the Registrant as filed with the Secretary of State of Delaware, as amended to date. [Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed on August 13, 2007.]
3-b           Amended and Restated Bylaws.  [Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed on August 13, 2007.]

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 14, 2010	MIT HOLDING INC.

	By:	/s/ John Sabia
John Sabia
Chief Financial Officer
(Principal accounting officer)